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                                                                   EXHIBIT 18

Jo-Ann Stores, Inc.
5555 Darrow Road
Hudson, Ohio 44236



Re: Form 10-K Report for the year ended February 3, 2001.

Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

The Company changed from the last-in, first-out ("LIFO") method of accounting for valuing inventories to the first-in, first-out ("FIFO") method. According to the management of the Company, this change was made as FIFO is used by substantially all of the Company's competitors, and, therefore, this change facilitates more appropriate comparisons within its industry. Furthermore, this change was due in an effort to simplify and provide more meaningful reporting to lenders under the secured credit facilities the Company recently entered into. The Company is required to report a borrowing base calculation using FIFO-based inventory amounts. Additionally, this change was made to more appropriately cost inventory in light of continuous interim price volatility in the prices of the Company's inventory, thus providing more useful information to financial statement users.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,


Arthur Andersen LLP


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